EXHIBIT 4.10

No.: Yuejiao Yinshao 2019 Fixed Asset Loan No. 002

Fixed Assets Loan Contract

Bank of Communications Company Limited

No.: Yuejiao Yinshao 2019 Fixed Asset Loan No. 002

Fixed Assets Loan Contract

Important Tip

The borrower is requested to read the full text of this contract carefully, especially the terms marked with “▲▲”. If in doubt, please apply to the lender for explanation in time.

In view of the fact that the borrower applies to the lender for a fixed assets loan, in order to clarify the rights and obligations of both parties, the borrower and the lender have made this contract through consultation.

Article 1 Definitions

1.1 "Bank Working Days" and "Working Days" refer to the opening business days of the bank-to-public business at the place where the lender is located, excluding statutory holidays and rest days (except those operating due to holiday adjustment). If performance days of obligations such as loan date, repayment date, interest payment date and maturity date meet a non-bank working day, it shall be postponed to the next bank working day accordingly.

1.2 The terms such as related parties, related party transactions and major investors have the same meaning as the same words in the Accounting Standards for Enterprises No. 36-- Related Party Disclosure issued by the Ministry of Finance (Finance and Accounting [No. 200613] and subsequent amendments to the standards.

Article 2 Calculation and Payment of Interest Rate and Interest

2.1 Basic Rules for Determining Interest Rates

2.1.1 The interest rate shall be agreed upon by the borrower in the Application for Use of the Loan Limit of the Bank of Communications (hereinafter referred to as the "Application for Limit Use ") after negotiation between the two parties. Unless both parties agree on a specific amount of interest rate in the Application for Limit Use, the specific interest rate of each loan shall be determined according to the type of benchmark interest rate agreed in the Application for Limit Use, the date of application of the base interest rate, the floating range / plus (minus) value of the interest rate, floating rules of interest rate, floating cycle of interest rate, floating cycle unit of interest rate and the specific date from which the floating begins (if necessary).

2.1.2 The category and definition of "benchmark interest rate": 1 "Benchmark Loan Rate of the People's Bank of China" refers to the benchmark loan rate of RMB loans of financial institutions announced by the People's Bank of China; (2) LPR quotation of Bank of Communications refers to the quoted base interest rate of loans published by Bank of Communications Co., Ltd on its official website; (3) The average interest rate of LPR refers to the base interest rate of loans issued by the National Interbank lending Center.

2.1.3 If the loan currency is RMB, daily interest rate = monthly interest rate/30, monthly interest rate = annual interest rate/12; If the currency is Hong Kong dollar, pound sterling and Australian dollar, daily interest rate = annual interest rate / 365; If the currency is US dollar, euro, Japanese yen and other foreign currencies accepted by the lender, the daily interest rate = annual interest rate / 360.

▲▲2.2Interest Rate of Loan

The loan interest rate at the time of each loan shall be determined according to the floating range / plus (minus) point value of the interest rate on the basis of the benchmark interest rate on the applicable date of the benchmark interest rate stipulated in the Application for Limit Use. Taking the "applicable date of the benchmark interest rate" as T-day, the benchmark interest rate used to determine the loan rate of the loan shall be determined in accordance with the following rules:

⑴	If the benchmark interest rate is the loan benchmark interest rate of the People's Bank of China, the benchmark interest rate shall be the loan benchmark interest rate of the People's Bank of China applicable on T-day.
⑵	If the benchmark interest rate is quoted by the LPR of the Bank of Communications, the benchmark interest rate value is the LPR value released on the latest working day before T. If the LPR is not released on the latest working day before T day, the benchmark interest rate value is the LPR value released on the latest working day before that date.
(3)	If the benchmark interest rate is the average interest rate quoted by LPR, the benchmark interest rate shall be the LPR value released on the latest working day before T. If the LPR has not been released on the latest working day before T date, the benchmark interest rate shall be the LPR value released on the latest working day before that date.

2.3Adjustment of Interest Rates

2.3.1 If Application for Limit Use is recorded as a fixed interest rate, the current loan shall carry out the interest rate recorded during the term of the loan.

▲▲2.3.2 If the Application for Limit Use is recorded as a floating interest rate, the loan issued at the current time shall determine the date of adjustment of the loan interest rate according to floating rules of interest rate, floating cycle of interest rate, floating cycle unit of interest rate and specific date (if necessary) stipulated in the Application for Limit Use, and the adjusted interest rate shall apply from the date of adjustment of the loan interest rate.

2.3.2.1 If the benchmark interest rate is adjusted within the term of the loan, the period of adjustment of the loan interest rate shall be calculated from the "loan entry date" or "specific start date" according to the "floating by loan date" or "specific start date" selected by the floating rules of interest rate . The blank column of the floating cycle of interest rate is filled by the number of floating cycles of interest rate, and the floating cycle units of interest rate can be chosen by day or by month. If the number of floating cycles of interest rate is "1" and the floating cycle unit is chosen "by day", the adjustment date of the benchmark interest rate shall be taken as the adjustment day of loan interest rate; If the floating cycle value of interest rate is filled by "3" and the floating cycle unit is chosen "by day", then from the "loan entry date" or "specific date floating start date", every 3rd day is the loan interest rate adjustment day. If the number of floating cycles of interest rate is filled by "1", and the unit of floating period is chosen "by month", then from the "loan entry date" or "specific date floating start date", every full month is the loan interest rate adjustment day. If the number of floating cycles of interest rate is filled in "3", and the unit of floating cycle chooses "monthly", then from the "loan entry date" or "specific date floating start date", every 3rd month is the loan interest rate adjustment day, and so on.

2.3.2.2 The loan interest rate on the adjustment date of loan interest rate is determined on the basis of the benchmark interest rate on the loan interest rate adjustment date, and the floating range / plus (minus) point value of the interest rate remains unchanged (except where both parties agree to adjust the floating rate or the plus or minus point value). Taking the "adjustment date of loan interest rate " as the T-day, the benchmark interest rate values used to determine the adjusted loan interest rates shall be determined in accordance with the following rules:

(1) If the benchmark interest rate is the loan benchmark interest rate of the People's Bank of China, the benchmark interest rate shall be the loan benchmark interest rate of the People's Bank of China applicable on T-day.

(2) If the benchmark interest rate is quoted by the LPR of the Bank of Communications, the benchmark interest rate value is the LPR value released on the latest working day before T. If the LPR is not released on the latest working day before T day, the benchmark interest rate value is the LPR value released on the latest working day before that date.

(3) If the benchmark interest rate is the average interest rate quoted by LPR, the benchmark interest rate shall be the LPR value released on the latest working day before T. If the LPR has not been released on the latest working day before T date, the benchmark interest rate shall be the LPR value released on the latest working day before that date.

▲▲2.3.3 If the " loan benchmark interest rate of the People's Bank of China " is chosen as the benchmark interest rate, and the adjusted loan benchmark interest rate of the People's Bank of China is a floating interest rate or the benchmark interest rate is cancelled, the two parties shall negotiate and adjust the loan interest rate separately. However, the adjusted interest rate shall not be lower than the interest rate applicable at that time; If the two parties have not reached an agreement on the adjusted interest rate more than one month from the date of adjustment of the People's Bank of China, the lender shall have the right to announce that the loan is due ahead of schedule.

If the benchmark interest rate is selected as " LPR Quotation of Bank of Communications " or "LPR quotation average interest rate", and the relevant benchmark interest rate is cancelled in accordance with the regulatory requirements or the corresponding issuer stops releasing the benchmark interest rate in accordance with the regulatory requirements, the two parties shall negotiate and adjust the loan rate separately, but the adjusted interest rate shall not be lower than the interest rate applicable at that time. If the two parties have not reached an agreement on the adjusted interest rate more than one month from the date of cancellation or suspension of the relevant benchmark interest rate, the lender shall have the right to declare the loan maturing ahead of schedule.

▲▲2.3.4 The two parties may adjust the fluctuation or plus or minus point value of the corresponding loan rate after reaching consensus on each loan interest rate adjustment day.

2.4 If the loan currency is RMB, the penalty interest rate for overdue loans shall rise by 50% according to the interest rate agreed in this contract, and the penalty interest rate for misappropriation loans shall rise by 100% according to the interest rate agreed in this contract. If a floating rate loan meets the adjustment of the benchmark interest rate, the lender shall have the right to adjust the penalty interest rate applicable to each loan, and the new penalty interest rate shall be applicable from the date of adjustment of the loan interest rate stipulated in the corresponding "Application for Limit Use".

2.5 Calculation of Interest

2.5.1 Normal interest = the interest rate stipulated in this contract X the loan amount X occupation days

The number of occupation days is calculated from the loan date (inclusive) to the maturity date (excluding). If the maturity date is a non-working day, the occupation days shall be included in the extension period and the interest shall still be calculated in accordance with the provisions of this contract.

2.5.2 The penalty interest on overdue loans and misappropriated loans shall be calculated on the basis of the amount overdue or misappropriated and from the actual number of days (from the date of overdue or misappropriation) to the date of repayment of principal and interest (excluding).

2.5.3 In the case of a large amount of interest / penalty interest after the decimal point, the lender will retain two places after the decimal place according to rounding.

▲▲2.6 Due to prepayment by the borrower or early recovery of the loan by the lender in accordance with this contract, if the corresponding interest rate is not adjusted, it shall still be carried out in accordance with the interest rate agreed in this contract.

2.7 If the currency of the loan is foreign currency, the determination of the interest rate, the adjustment of the interest rate, the penalty interest rate for overdue and misappropriated loan shall be determined in accordance with Article 17 of this contract.

▲▲2.8 The borrower confirms that: In the case of loan issuance in stages under this contract, the specific interest rate of each loan granted shall be determined in accordance with the corresponding "Application for Limit Use", different interest rates may be applied at the same time, and the time for adjusting the interest rate of floating rate loans may also be inconsistent.

Article 3 Issuance and Payment of Loans

▲▲3.1 The loan under this contract may be withdrawn in stages, provided that the sum of each withdrawal by the borrower shall not exceed the amount agreed in Article 16. According to the agreement of this contract, if the borrower may withdraw the loan in other currencies (other than those stipulated in Article 16.1), it shall be converted at the daily exchange rate announced by Bank of Communications Co., Ltd. For the purpose of determining the remaining withdrawable amount, if there is no exchange rate that is directly applicable, it shall be converted by Bank of Communications Co., Ltd. in a reasonable manner.

▲▲3.2 At the time of the borrower's first withdrawal, the lender has the right to refuse to lend until all the following conditions are met:

(1)	The borrower has completed the statutory formalities such as government permission, approval, approval, filing and registration related to the loan project and loan matters and other formalities required by the lender, and the above-mentioned formalities such as permission, approval, ratification, filing and registration shall remain valid.
(2)	If the guarantee contract (if any) under this contract has entered into force and remains in force and if the guarantee contract is a mortgage contract and / or a pledge contract, the security real right has been established and continues to be valid.
(3)	The borrower has opened a special loan account, repayment reserve account and project income account (if any) with the lender as required by the lender.
(4)	No significant adverse changes have taken place in the borrower's business and financial situation.
(5)	The borrower provides the relevant documents approved by the lender that the capital of the same proportion as the loan has been fully in place and that the actual progress of the project matches the amount of investment.
(6)	The mode of payment of the loan conforms to the provisions of this contract. If the lender is entrusted with the payment, the lender agrees to pay.
(7)	Where a foreign currency loan is drawn, the borrower has provided proof that the loan conforms to the relevant foreign exchange control policies, including, but not limited to, valid foreign exchange use certificates or registration documents.
(8)	The time of withdrawal shall not be later than the first withdrawal date stipulated in this contract.
(9)	There is no negative change in the main economic and technical indicators of the loan project, and the progress of the loan project is normal.
(10)	The "early expiration event" stipulated in this contract has not occurred.

▲▲3.3Prior to each subsequent withdrawal, the lender shall have the right to refuse to lend until the following conditions are met:

(1)	The matters and documents listed in item (1), (2) and (7) of Article 3.2 shall remain in force;
(2)	The borrower provides the relevant documents approved by the lender that the capital of the same proportion as the loan has been fully in place and that the actual progress of the project matches the amount of investment.

(3) The mode of payment of the loan conforms to the provisions of this contract. If the lender is entrusted with the payment, the lender agrees to pay.

(4) No significant adverse changes have taken place in the borrower's business and financial situation;

(5) The time of withdrawal shall not be later than the final withdrawal date agreed in this contract.

(6) There is no negative change in the main economic and technical indicators of the loan project, and the progress of the loan project is normal.

(7) The "early expiration event" stipulated in this contract has not occurred.

(8) Other conditions stipulated in this contract.

3.4 If the designated loan account of the borrower is opened with a special loan account with the lender, the issuance and payment of the loan shall be handled through that account. The account is only used for the issuance and external payment of loan funds, and only the certificate of "Settlement Business Application" is sold. It is not allowed to handle cheques, bills of exchange, bank acceptance and other business, and may not be used for other settlement. When the borrower independently pays for the transfer of loan funds, it must be handled at the counter of the branch that opens an account. The deposit interest of the account is credited to the loan repayment settlement account.

3.5 Before each withdrawal, the borrower shall go through the relevant withdrawal procedures in advance in accordance with the time agreed in this contract, and specify the method of payment (entrusted by the lender or paid independently by the borrower). Only one method of payment can be used for each withdrawal.

▲▲3.6 The lender's fiduciary payment means that the lender pays the loan funds directly through the borrower's account to the borrower's counterparty for the purpose agreed in this contract after issuing the loan in accordance with the borrower's power of attorney.

If the amount of a single payment exceeds the independent payment limit stipulated in this contract or meets the conditions stipulated in Article 19.4 of this contract, the payment of loan funds shall be made by the lender.

Where payment is entrusted by the lender, the borrower shall submit to the lender Application for Limit Use, the corresponding power of attorney for payment and other materials required by the lender (including but not limited to transaction materials such as business contracts, invoices and receipt documents) and specify the amount of the loan and the object and amount of payment, and the amount of the loan shall be equal to the total amount of payment to be made.

The lender shall have the right to require the borrower, independent intermediary agencies and contractors to jointly inspect the progress of equipment construction or project construction, and pay the loan in accordance with the joint visa documents issued and in accordance with the conditions stipulated in Article 21.

▲▲If the proposed payment by the borrower does not comply with this contract or the corresponding business contract or has other defects, the lender has the right to refuse to pay and return the power of attorney for payment submitted by the borrower.

▲▲ If the lender agrees to pay, if it is unable to pay or refund the payment due to incorrect information provided by the borrower, the borrower shall resubmit the relevant documents and materials containing the correct information within the time limit specified by the lender. If the payment is delayed or unsuccessful, the lender shall not be held responsible.

3.7 The borrower's independent payment means that after the lender issues the loan funds to the borrower's account in accordance with the provisions of this contract, the borrower shall independently pay to the borrower's counterparty for the purpose agreed in this contract.

If the borrower pays independently, the borrower shall submit to the lender Application for Limit Use, instructions for the use of the funds and other materials required by the lender. The borrower shall report the payment of the loan funds to the lender on time. The lender shall have the right to verify whether the loan payment conforms to the agreed purpose by means of account analysis, voucher inspection and on-the-spot investigation, and the borrower shall cooperate with the lender's verification.

▲▲3.8 If the lender agrees to grant the loan, the final loan information shall be based on the contents printed on the Application for Limit Use. The loan voucher shall be replaced by the Application for Limit Use .

Article 4 Repayment of Loans

4.1 The repayment sources of the loan include, but are not limited to, revenue, subsidy income, depreciation and other income of the borrower from the loan project. The agreement on the source of repayment in this article shall affect the borrower's obligation to repay principal and interest in accordance with this contract under no circumstances.

4.2 The borrower shall repay the principal of the loan and pay interest at the time and amount stipulated in the Application for Limit Use of this contract.

The number of repayments made by the borrower each year shall comply with the regulatory regulations.

▲▲4.3 The borrower cannot repay the loan in advance without the written consent of the lender. If the lender agrees with the borrower to repay the loan ahead of time, the lender shall have the right to collect liquidated damages for prepayment of the loan from the borrower in accordance with the standards stipulated in Article 19.6.

▲▲4.4 The arrangements for the repayment of principal and interest agreed by the borrower and the lender in Application for Limit Use are the true expressions of intention reached by both parties on a voluntary basis after negotiation. Under the repayment arrangement chosen by both parties, whether the principal is repaid before the interest shall not affect the borrower's liability for the repayment of the interest payable, and the borrower shall not defend the repayment of the interest payable. Under any repayment arrangement, the borrower shall be liable for repayment of all principal and interest payable.

▲▲4.5 When the borrower's repayment (including the borrower's voluntary repayment and the proceeds deducted by the lender in accordance with this contract) fails to pay off all the borrower's debts in full:

（1）	It shall first be used to settle the unpaid expenses due for offsetting. If the principal and interest is less than 90 days overdue, the balance after the reimbursement of the expenses shall first be used to compensate the interest or penalty interest or compound interest that is due, and then used to compensate the principal that is due and unpaid; If the principal or interest is more than 90 days overdue, the balance after reimbursement of expenses shall first be used to offset the principal that is due and unpaid, and then used to offset the interest or penalty interest or compound interest that is due.
（2）	If the borrower has multiple debts (including the borrower's debts to the lender under other contracts), the lender has the right to determine the order of satisfaction of each debt of the borrower as long as such satisfaction order does not violate the mandatory provisions of the applicable laws and regulations, rules and regulations and relevant regulatory requirements of the lender. The lender shall notify the borrower of the result of repaying the debt. Unless otherwise agreed by both parties on the matters of this paragraph.

Article 5 Statement and Guarantee of the Borrower

5.1 The borrower shall be established in accordance with the law and exist lawfully, have all the necessary rights and capabilities, be able to perform the obligations of this contract and bear civil liability in its own name, and have the qualification of the main investor and business qualification of the loan project.

5.2 Signing and performance of this contract is the true expression of intention of the borrower with all necessary consent, approval and authorization, and there are no legal defects.

5.3 All documents, statements, materials (including transaction materials with counterparties) and information provided by the borrower to the lender in the process of applying for the loan and signing and performing this contract are true, accurate, complete and valid, and there is no omission or concealment of any information that may affect the lender's evaluation of his financial position, repayment ability and loan project. There has been no significant adverse change in the borrower's financial position since the reporting date of the latest financial statements.

5.4 The borrower has legal and compliant production and operation, has the ability to continue to operate, has a legal source of repayment, does not involve major environmental and social risks, and has no significant bad credit history. The senior management of the borrower has no bad record. The loan project conforms to the national policies on industry, land and environmental protection, and complies with the legal management procedures of fixed assets investment projects in accordance with the regulations.

▲▲5.5 Neither the borrower nor its affiliated parties belong to enterprises or individuals on the sanctions list of the United Nations, the European Union or the United States, and are not located in countries and regions sanctioned by the United Nations, the European Union or the United States.

Article 6 Rights and Obligations of the Lender

6.1 The lender shall have the right to recover the principal and interest of the loan (including compound interest, overdue and misappropriation of penalty interest), collect fees payable by the borrower and exercise other rights prescribed by law or agreed upon in this contract.

6.2 The lender has the right to manage and control the payment of loan funds in accordance with the relevant regulations and this contract, and has the right to monitor the relevant accounts in accordance with the provisions of this contract.

▲▲6.3 In the course of the performance of this contract, the lender shall only conduct a formal examination of the documents provided by the borrower. If the lender fails to complete the entrusted payment in time due to the untruthfulness, inaccuracy or incompleteness of the materials provided by the borrower or the borrower's breach of this contract, the lender shall not be held responsible.

▲▲6.4 The lender shall issue the loan and handle the payment in accordance with the terms of this contract. If the lender fails to issue the loan or handle the payment on time due to any of the following reasons, the lender shall not be held responsible, however, the borrower will be informed in a timely manner: the designated loan account of the borrower is frozen, the payment account is frozen, force majeure, communication or network failure, the lender’s system failure, etc. Unless otherwise stipulated in this contract.

Article 7 Obligations of Borrowers

7.1 The borrower shall repay the principal of the loan under this contract and pay interest according to the time, amount and currency of the loan as stipulated in this contract and the corresponding Application for Limit Use.

7.2 The borrower shall use the loan for the purpose specified in this contract and the corresponding Application for Limit Use, shall not divert the loan under this contract for other purposes, and shall not use the loan for equity investment or areas and purposes prohibited by the State from production and operation. The borrower shall use the loan funds in the agreed manner and shall not avoid the entrusted payment of the lender by breaking it into parts; If the borrower pays independently, the borrower shall use the loan within a reasonable time as required by the regulatory authority of the lender, the payment of a single loan shall not exceed the limit stipulated in the contract.

▲▲7.3 The borrower shall bear the settlement fee (if any) for the payment of loan (including payment entrusted by the lender and paid independently by the borrower), and the specific charges shall be carried out in accordance with laws, regulations, rules, regulatory regulations and the list of fees and charges of Bank of Communications Services published by the lender at that time.

Where a special loan account is opened, when the loan are paid (including the entrusted payment by the lender and the independent payment by the borrower), the receiving account does not belong to the account opened with Bank of Communications Co., Ltd. and the fund payment shall be handled through the payment system of the People's Bank of China.

If the loan account is not a special loan account, when the loan are paid (including the entrusted payment by the lender and the independent payment by the borrower), and the receiving account is an account of another bank in other places, the fund payment shall be handled through the payment system of the People's Bank of China.

▲▲7.4 The borrower shall cooperate with the lender in the supervision and inspection of the use of the loan and the operation of the borrower, provide timely financial statements, records and materials on the use of loan funds, transaction information of related parties and related parties, environmental and social risk reports, and other materials and information required by the lender due to the needs of post-loan risk management, and ensure that the documents, materials and information provided are true, complete and accurate.

▲▲7.5 The borrower shall notify the lender in writing at least 30 days in advance of any of the following matters, and shall not take any action until the principal and interest of the loan under this contract is paid off or the repayment plan and guarantee provided are approved by the lender:

(1)	Dispose of all or most of the assets or material assets in a manner such as sell, donate, lease, lend, transfer, mortgage and pledge.
(2)	Significant changes have taken place or may take place in the operating system or the organizational form of property rights, including, but not limited to, the implementation of contracting, leasing, joint venture, corporate reform, joint stock cooperative reform, enterprise sale, consolidation (merger), joint venture (cooperation), division, establishment of subsidiaries, equity transfer, property right transfer, capital reduction, etc.

(3) The outward investment or substantive increase in debt financing exceeds the limit stipulated in this contract.

▲▲7.6 The borrower shall notify the lender in writing within 7 days from the date on which the following events occur or may occur:

(1)	The borrower or its affiliated party shall amend the articles of association, change the business registration items such as the enterprise name, legal representative (responsible person), domicile, correspondence address or business scope, and make decisions that have a significant impact on finance and personnel.
(2)	The borrower, its associates or guarantors intends to file for bankruptcy or may or has been filed for bankruptcy by creditors.

(3)	The borrower or its associated parties are involved in material litigation, arbitration, administrative measures, or, the safety and integrity of major assets, loan project assets or collateral under this contract is or may be affected or the value may be reduced or reduced, or property preservation or other compulsory measures may be taken.
(4)	The borrower or its affiliated parties provide guarantees to third parties and therefore have a significant adverse impact on their economic status, financial position or ability to perform their obligations under this contract.
(5)	Contracts signed by the borrower or its affiliated parties that have a significant impact on its business and financial situation.
(6)	The borrower shall pay off undue debts in advance or give priority to the payment of other maturing debts, increase the pledge of other existing debts, etc., or make any similar arrangements or sign relevant documents.
(7)	The borrower, its affiliated party or guarantor ceases production, goes out of business, dissolves, suspends business for rectification, is revoked or his business license is revoked.
(8)	The disappearance of the borrower or its affiliates, the principal investors of the borrowers or their affiliates, the legal representatives (responsible persons), directors or principal managers of the borrowers or their affiliated parties, violations of laws and regulations or violations of applicable exchange rules or abnormal changes.
(9)	Serious difficulties in the operation of the borrower or its associated parties, or deterioration of the financial situation, or other events that have a negative impact on the operation, financial condition or solvency or economic condition of the borrower or its associated parties.
(10)	Related party transactions occur, and the amount of the transaction reaches or exceeds 10% of the latest audited net assets.
(11)	Prior to the discharge of all debts under this contract, the borrower becomes or may become a shareholder of the guarantor or an "actual controller" as defined in the Company Law.
(12)	Any of the following situations occur during the construction of the loan project: the progress is not carried out as planned and there is a delay; there is a quality problem; and the total investment amount is more than that planed.
(13)	Any of the following situations occur in the operation of the loan project: the operation does not reach the expected benefit target, the cash flow of the project operation does not meet the requirements of the project evaluation report, and there are anomalies in the production, operation and sales of the project.
(14)	Negative changes have taken place in the main economic and technical indicators of loan projects.
(15)	Liability accidents caused by borrowers or their associated parties due to violations of legal provisions, regulatory regulations, national policies or industry standards, etc., or exposure by the media.

(16)	A safety or environmental accident occurred by the borrower or its associated party.
(17)	The control and controlled relationship between the borrower's related party and the borrower has changed.
(18)	Significant equity change on the borrower or its related party.
(19)	The audit opinion issued by the borrower's external auditor on its financial statements is not a standard unqualified opinion.
(20)	The borrower is or may be investigated, punished or taken other similar measures by the competent authority for violating laws and regulations and / or regulatory requirements.
(21)	The borrower or its associated parties are included in the sanctions list of the United Nations, the European Union or the United States, or their countries and regions are included in the sanctions list of the United Nations, the European Union or the United States.

(22) Other major adverse events that affect the solvency of the borrower or its associated parties.

▲▲7.7 In the event of a change in the guarantee under this contract that is not conducive to the creditor's rights of the lender, the borrower shall provide other guarantees approved by the lender in a timely manner as required by the lender.

The term "change" in this paragraph includes, but is not limited to, the guarantor's merger, division, suspension, closure, dissolution, closure and rectification, revocation, revocation of business license, application for or bankruptcy; significant changes in the operating or financial position of the guarantor; guarantors involved in major litigation, arbitration, administrative measures, or property preservation or other coercive measures taken of major assets. The safety and integrity of the guaranty is or may be affected; the value of the guaranty is reduced or may be reduced or property preservation is taken; the guarantor or his legal representative (responsible person) or the main management personnel are involved in violating the rules of the exchange or violating the applicable rules of the exchange; if the guarantor is an individual, the guarantor is missing or dead (declared dead); the guarantor is in breach of contract under the guarantee contract. There is a dispute between the guarantor and the borrower; the guarantor requests to terminate the guarantee contract; the guarantee contract is not effective or invalid or revoked; the security real right is not established or invalid; or other events that affect the security of the lender's creditor's rights.

▲▲7.8 The borrower undertakes that the borrower's financial indicators, external agency rating and production and operation qualification / license will always comply with the contract stipulation from the date of signing of this contract to the completion of the repayment of all principal and interest and related fees under this contract. If the production and operation qualification / license needs an annual review, it shall pass the annual review on time.

7.9 Borrowers guarantee to abide by the requirements of national anti-money laundering laws, regulations and relevant policies, and not to engage in activities involving money laundering and terrorist financing, actively cooperate with lenders in anti-money laundering work such as customer identification, transaction record keeping, large and suspicious transaction reports, etc.

7.10 The borrower warrants that the borrower and its employees and agents shall not provide, give, solicit or accept any form of material benefits (including, but not limited to, cash, physical cards, travel, etc.) or other non-material benefits to the lender or the lender's employees in any form other than those stipulated in this contract, and shall not use the funds or services provided by the lender in any form directly or indirectly for activities related to corruption or bribery. If the borrower is aware of any violation of this Article, it shall provide the lender with clues and relevant information truthfully, completely and accurately, and cooperate with the relevant matters in accordance with the requirements of the lender.

▲▲7.11 Prior to the full repayment of the principal and interest of the loan, the borrower undertakes that the loan project will always meet the following requirements:

（1）	The progress of the project does not lag behind the progress of the use of funds.
（2）	Other funds for construction projects shall be in full and on time, and shall be used in the same proportion as the loan funds.
（3）	The environmental protection facilities of the project should be designed, constructed and put into production at the same time as the main project;
（4）	The project conforms to the national regulations on energy conservation and emission reduction.
（5）	Pass the environmental assessment examination and approval of project in time after the completion of the project.

Article 8 Insurance

8.1 The borrower shall take out commercial insurance for the fixed assets project, and the lender shall be the first beneficiary of the commercial insurance insured by the project. After the insurance formalities have been completed, the borrower shall deliver the original policy to the lender for safekeeping.

8.2 During the validity of this contract, the borrower shall pay all premiums on time and perform such other obligations as are necessary to maintain the effective existence of the insurance.

▲▲8.3If the borrower fails to take out or renew the insurance, the lender shall have the right to take out or renew the insurance on his behalf, pay the premium or take other insurance maintenance measures on his behalf. The borrower shall provide the necessary assistance and bear the insurance fees and related expenses incurred by the lender.

▲▲ Article 9 early maturity and risk repricing of loans.

9.1 Any of the following circumstances shall be regarded as an "early expiration event" of this contract:

(1) Where the borrower fails to repay the principal or interest of the loan as agreed in any of Application for Limit Use under this contract.

(2) The statements and warranties made by the borrower under this contract are not true.

(3) One of the matters listed in Article 7.6 that should be notified actually occurs and affects or may affect the safety of the lender's claims.

(4) When performing other contracts with the lender or contracts with a third party, the borrower has committed a breach of contract or the debt may or has been declared to be due ahead of schedule.

(5) Where the loan granted by the lender in accordance with this contract constitutes or may constitute a violation or violation due to changes in laws, regulations and regulatory policies.

(6) The borrower violates other stipulations in this contract.

9.2 In the event of any "early maturity event", the lender has the right to take one, more or all of the following measures:

(1) Stop issuing loans that have not yet been drawn by the borrower.

(2) Stop making payments for loans that have been drawn by the borrower but have not yet been used.

(3) The borrower is required to negotiate supplementary loan issuance and payment conditions with the lender within a limited time limit.

(4) The borrower is required to change the method of payment and open a special loan issuance account according to the requirements of the lender.

(5) Risk repricing of executed loans in accordance with Article 9.3.

(6) Unilaterally declare that all the principal of the loans granted under the contract are due ahead of schedule and require the borrower to immediately repay the principal of all loans due and pay off the interest.

9.3 According to the production and operation of the borrower at the time of signing this contract and the operation of the project, the interest rate agreed upon in this contract and its adjustment are determined by both parties through consultation. The borrower agrees that in the event of any "early maturity event", the lender has the right to reprice the risk of the loan as agreed in this Article.

9.3.1 Risk repricing includes negotiated repricing and direct increase of the loan interest rate. The risk repricing method adopted in this contract shall be agreed upon by both parties in Article 22.

9.3.2 "Negotiated repricing" means that the lender has the right to require the borrower to negotiate with the lender to increase the loan interest rate within a limited time limit, and the parties shall determine the "repricing date" and the specific agreement of the relevant interest rate by way of a supplementary agreement.

9.3.3 "Direct increase of loan interest rate" means that the lender has the right to directly increase the loan interest rate in accordance with this Article and Article 22.

9.3.3.1 From the "repricing date" notified by the lender in writing, the increased loan interest rate shall be applied to the borrower's outstanding loans as of the "repricing date".

9.3.3.2 If the currency of the loan is RMB, the type of benchmark interest rate stipulated in the contract shall remain unchanged, and the raised loan interest rate shall be determined according to the upper (lower) floating range / plus (minus) point value agreed in Article 22 on the basis of the "repricing date" benchmark interest rate.

Taking the "repricing date" as the T-day, the benchmark interest rate used to determine the increased loan interest rate shall be determined in accordance with the following rules:

①	If the benchmark interest rate is the loan benchmark interest rate of the People's Bank of China, the benchmark interest rate shall be the People's Bank of China loan benchmark interest rate applicable on T-day.
②	If the benchmark interest rate is quoted by the LPR of the Bank of Communications, the benchmark interest rate value is the LPR value released on the latest working day before T. If the LPR is not released on the latest working day before T day, the benchmark interest rate value is the LPR value released on the latest working day before that date.
③	If the benchmark interest rate is the average interest rate quoted by LPR, the benchmark interest rate shall be the LPR value released on the latest working day before T. If the LPR has not been released on the latest working day before T date, the benchmark interest rate shall be the LPR value released on the latest working day before that date.

9.3.3.3 If the currency of the loan is foreign currency, the interest rate after the increase shall be determined in accordance with Article 22.

9.3.4 After the lender performs risk repricing in accordance with the aforementioned agreement, the new interest rate shall be implemented from the repricing date. On the basis of this interest rate, the floating adjustment shall still be made in accordance with Article 2 of this contract. If both parties agree to change the relevant agreement, it shall be carried out in accordance with the agreement after the change. If the loan is overdue (including the borrower's failure to repay the loan on time or declared to be due in advance by the lender) or misappropriated, the penalty interest rate for overdue and misappropriated interest shall be determined on the basis of the new interest rate (including the floating adjusted interest rate agreed in this contract), the interest rate for calculating compound interest shall also be adjusted accordingly.

9.3.5 The implementation of "risk repricing" shall not be regarded as or construed as a waiver by the lender of other rights stipulated in laws and regulations and agreed in this contract. The lender has the right to take other measures for the protection of creditor's rights in accordance with laws and regulations and this contract, including, but not limited to, the measures stipulated in Article 9.2.

▲▲ Article 10 Breach of Contract

10.1 If the borrower fails to repay the principal of the loan on time and in full, pays interest or fails to use the loan for the purpose agreed in this contract, the lender shall charge interest at the penalty interest rate of the overdue loan or the penalty interest rate of misappropriation of the loan, and shall charge compound interest on the unpaid interest payable, if the penalty interest rate is adjusted in accordance with the contract, the interest rate for calculating compound interest shall be adjusted accordingly.

10.2 If the borrower fails to repay the principal and interest of the loan in full and on time, it shall bear the reminder fees, litigation fees (or arbitration fees), preservation fees, announcement fees, execution fees, legal fees, travel expenses and other expenses paid by the lender in order to realize the creditor's rights.

▲▲ Article 11 Deduction Agreement

11.1 Borrower’s authorization: When there are principal, interest, penalty, compound interest or other fees due and payable, the lender shall have the right to deduct the funds from any account opened by the borrower with all branches of Bank of Communications Co., Ltd for settlement.

11.2 After deduction, the lender shall notify the borrower of the account number involved in the deduction, the contract number, the "Application for Limit Use" number, the amount of deduction and the remaining amount of debt.

11.3 If the deduction is insufficient to pay off all the borrower's debts, the debt offset shall be determined in accordance with this contract.

11.4 If the deduction is inconsistent with the currency of the debt to be offset, it shall be converted into the amount of debt satisfaction according to the exchange rate announced by Bank of Communications Co., Ltd at the time of deduction. If it is necessary to go through the formalities of settlement and sale of foreign exchange or foreign exchange, the borrower shall have the obligation to assist the lender as required by the lender, and the exchange rate risk shall be borne by the borrower.

Article 12 Notification

12.1 The contact information (including mailing address, contact telephone number, fax number, etc.) filled in by the borrower in this contract is true and valid. If any contact information is changed, the borrower shall immediately send / send the change information in writing to the lender's mailing address in this contract. Such changes will take effect upon receipt of the change notice by the lender.

12.2 Unless otherwise expressly stipulated in this contract, the lender shall have the right to give any notice to the borrower by any of the following means. The lender shall have the right to choose the manner of notification as it deems appropriate and shall not be liable for transmission errors, omissions or delays in mail, fax, telephone or any other communication system. Where the lender chooses multiple forms of notification at the same time, the faster of which reaches the borrower shall prevail.

(1) A public notice shall be deemed to be the date on which the lender publishes the announcement on its website, online banking, telephone bank or business outlet.

(2) Personal service shall be regarded as the date of service on the date of signature of the borrower.

(3) Delivery by post (including EMS, plain mail and registered mail) to the borrower's most recent known mailing address shall be deemed to be the date of delivery on the 3rd (same city) / 5th (remote place) after the date of posting.

(4) Fax, mobile phone text messages or other electronic means of communication shall be served on the borrower's fax number recently known to the lender, the mobile phone number designated by the borrower or the e-mail address, and the date of delivery shall be deemed to be the date of service.

12.3 The borrower agrees that unless the lender receives written notice from the borrower of the change of correspondence address, the correspondence address given by the borrower in this contract is the address at which the court served judicial documents and other written documents on the borrower. In the process of dispute settlement of this contract, where the court sends judicial documents or other written documents by post (including express mail, ordinary mail, registered mail) to the borrower's most recent known correspondence address of the borrower, the date on which the borrower signs and receives the certificate of service shall be the date of service; if the borrower fails to sign it on the certificate of service, the date of delivery shall be deemed to be the 3rd (same city) / 5th (different place) after the date of mailing.

In addition to judgments, orders and conciliation statements, the court shall have the right to give any notice to the borrower through any of the means of communication stipulated in Article 12.2. The court shall have the right to choose such mode of communication as it thinks fit without liability for transmission errors, omissions or delays in mail, facsimile, telephone, telex or any other communication system. If the court chooses multiple means of communication at the same time, the faster of which reaches the borrower shall prevail.

▲▲ Article 13 Disclosure and Confidentiality of Information

13.1 With regard to the undisclosed information and materials of the borrower obtained and known during the signing and performance of this contract, the use of the relevant information and materials by the lender shall not violate laws, regulations and regulatory requirements, and shall bear the responsibility of confidentiality in accordance with the law, such information and materials shall not be disclosed to third parties, except in the following cases:

(1) Where disclosure is required by applicable laws and regulations;

(2) Where disclosure is required by the judiciary or regulatory body according to law.

(3) If the borrower fails to repay the principal and / or interest of the loan in full and on time, the lender shall disclose to the external professional adviser of the lender and allow the external professional adviser of the lender to use it on a confidential basis in order to realize the claim under this contract.

(4) The borrower consents or authorizes the lender to make disclosure.

13.2 The borrower confirms that he has signed the Credit Information Enquiry and Provision of Authorization. The lender shall inquire, use and keep the credit information of the borrower within the scope specified in the power of attorney.

13.3 Except in the circumstances specified in Article 13.1 and 13.2 of this contract, the borrower further agrees that Bank of Communications Co., Ltd. may use or disclose the borrower's information and materials under the following circumstances, including, but not limited to, basic information, credit transaction information, adverse information and other relevant information and materials, etc., and is willing to bear all consequences arising therefrom:

Disclose and allow them to use such information and materials on a confidential basis to outsourcing agencies, third-party service providers, other financial institutions and such other institutions or individuals as the lender deems necessary for the following purposes, including but not limited to other branches of Bank of Communications Co., Ltd., or subsidiaries wholly or partly owned by Bank of Communications Co., Ltd.: ① In order to carry out bank credit business or related to bank credit business such as promoting the credit business of Bank of Communications Co., Ltd., collecting arrears of borrowers, transferring bank credit business claims, and so on. ② Provide or may provide new products or services or further services to the borrower.

Whether this Article 13.3 is applicable or not shall be subject to the agreement of both parties in Article 25 of this contract.

Article 14 Application of the Law and Settlement of Disputes

This contract shall be subject to the laws of the People's Republic of China (excluding the laws of Hong Kong, Macao and Taiwan for the purposes of this contract). The dispute under the contract shall be brought before the court with jurisdiction in the place where the lender is located, unless otherwise stipulated in this contract. During the period of dispute, the parties shall continue to implement the undisputed provisions.

Article 15 Entry into Force and Composition of Contract

▲▲15.1 The Application for Limit Use, the Power of Attorney for Payment and the relevant documents and materials confirmed by both parties under this contract are an integral part of this contract.

15.2 This contract shall enter into force after being signed (or sealed) by the legal representative (responsible person) or authorized representative of the borrower and affixed with the official seal, signed (or sealed) by the person in charge of the lender or authorized representative and sealed by the unit.

15.3 The Application for Limit Use is a supplement to this contract. Unless otherwise stipulated in Application for Limit Use, the rights, obligations and related matters between the borrower and the lender shall be carried out in accordance with the provisions of this contract.

Article 16 Specific Contents of Loan

16.1 The currency of the loan: RMB, amount (in uppercase): RMB 80 million.

16.2 The loan under this contract is limited to the construction of the whole PPP project of domestic garbage and sewage treatment infrastructure at villages and towns of Wujiang District.

16.3 Term of the loan: from September 30, 2019 to December 21, 2038.

16.4 The first withdrawal date shall be no later than August 14, 2020.

The final withdrawal date of all loan funds under this contract shall be no later than December 21, 2038.

Article 17 Interest Rate Agreement

If the currency of the loan is foreign currency, the relevant agreements on the determination of the interest rate, the adjustment and overdue of the interest rate and the penalty interest rate for misappropriation of the loan are as follows: /.

Article 18 Account Agreement

18.1 The borrower designates the following account as the lending account, which is a special loan issuance account opened by the borrower with the lender. If the parties agree otherwise in the corresponding Application for Limit Use, the agreement in Application for Limit Use shall prevail.

Household name: Shaoguan Angrui Environmental Technology Development Co., Ltd.

Account number: [*]

Account with Bank: [*]

18.2 Where a special loan account is opened, the borrower shall designate the following account as the loan repayment settlement account, which shall be used for the accounting and processing of loan repayment and loan fund transfer fees.

Household name: Shaoguan Angrui Environmental Technology Development Co., Ltd

Account number: [*]

Account with Bank: [*]

18.3 The borrower shall open a special repayment reserve account with the lender.

Household name: Shaoguan Angrui Environmental Technology Development Co., Ltd.

Account number: [*]

Account with Bank: [*]

18.4 The borrower undertakes not to change or cancel the special repayment reserve account without the written consent of the lender before repaying all the principal and interest of the loan and complies with the following agreements:

□ /% of the income and cash flow of fixed asset investment projects must be entered into the account.

□ /% of the income cash flow of the borrower must be entered into the account.

□The average daily stock of funds in the account is not less than  /.

□    /

18.5 The borrower shall □open or □ not open a special project income account with the lender, all project income shall be enter the account before the full loan principal and interest is repaid, and all settlement business related to the project shall be handled in Bank of Communications Co., Ltd.

Household name: Shaoguan Angrui Environmental Technology Development Co., Ltd.

Account number: [*]

Account with Bank: [*]

The terms and methods of external payment of the account are as follows:     /    .

Article 19 Specific Agreements on Issuance, Payment and Repayment of Loans

19.1 For each subsequent withdrawal, the borrower shall not only comply with Article 3.3, but also meet the following conditions, otherwise the lender has the right to refuse to lend:     /    .

19.2 Before each withdrawal, the borrower must go through the relevant withdrawal procedures at least 10 bank working days in advance.

19.3 The limit of independent payment under this contract shall be RMB    /    （10,000 ）(determined according to the lower of 5% of the total investment amount of the project, RMB 5 million or other amounts required by the lender).

19.4 If one of the following conditions is met, the lender shall be entrusted with payment:

Entrusted payment

19.5 If the borrower pays independently, the borrower shall report the payment of the loan funds to the lender within    /    days after the loan is issued.

19.6 If the borrower agrees to repay the loan ahead of time, the lender shall have the right to collect the loan prepayment penalty from the borrower according to the following standards, so as to make up for the interest loss from the lender's advance repayment date to the original maturity date：    /    .

Article 20 Financial Restrictions, Ratings of External Agencies and Production and Operation Qualifications / Permits

20.1 The borrower's outbound investment exceeds RMB / 10,000 yuan or increases debt financing by more than RMB /10,000 yuan.

20.2 Contractual agreement on the borrower's financial indicators:

（1）    /

（2）    /

（3）    ~~/~~

20.3 Specific agreements on external agency ratings:

（1）    /

（2）    /

20.4 Specific agreement on the production and operation qualification / license of the borrower:

（1）    /

（2）    /

Article 21 Conditions of the Joint Visa Bill

The lender has the right to require the borrower, independent intermediary and contractor to issue a joint visa in accordance with the following conditions:     /    .

▲▲ Article 22 Specific Agreement on Risk Repricing

22.1 The risk repricing methods are adopted in this contract based on (1): (1) Negotiated repricing; (2) Direct increase of the loan interest rate.

22.2 If the method of "direct increase of the loan interest rate" is used:

22.2.1 If the currency of the loan is RMB, the floating range / plus (minus) point value of the increased interest rate shall be as follows: 口The benchmark interest rate (no up and down floating /plus or minus point) 口Up floating    /    % 口Down floating     /    % 口 Plus     /    % 口 Minus / %. If there is another agreement on a loan, the floating rate / plus (minus) value of the interest rate after the increase of the loan shall be subject to the records in the applicable Application for Limit Use.

22.2.2 If the currency of the loan is foreign currency, the interest rate after the increase is: / .

Article 23 Contact Information

The contact information for the borrower to receive the notice agreed in Article 12 includes:

Mailing address: Room 317, F3, Lingjiao Enterprise Office Building, Huanggangling, Chongxia Management District, Longgui Town, Wujiang District, Shaoguan City.

Addressed to: Li Jingquan

Zip code: 512000

Phone:     /

Mobile phone number: [*]

Fax:     /    .

Email address: [*]

Article 24 Number of Contract Shares

The original of this contract is in 8 copies, and both parties and guarantor (if any) each hold one copy.

Article 25 Other Agreed Matters

25.1 Both parties agree that Article 13.3 shall apply to this contract.

25.2 The borrower shall annually provide normative documents for incorporating funds paid by the government under the whole PPP project of domestic garbage and sewage treatment infrastructure at villages and towns of Wujiang District into the fiscal budget approved by the National People's Congress for that year, no later than 10 working days after the government payments are included in the budget. If the funds paid by the government are not included in the current year's budget, the borrower shall be deemed to have breached the contract, and the lender shall have the right to declare the loan maturing ahead of schedule.

25.3 The lender is the first beneficiary of the termination compensation of thePPP project packaged in the whole area of domestic garbage and sewage treatment infrastructure at villages and towns of Wujiang District.

25.4 Without the written consent of the lender, the borrower shall not raise funds from a third party in the name of the whole packaged PPP project of municipal solid waste and sewage treatment infrastructure in villages and towns of Wujiang District, and shall not provide guarantees for third parties with the assets formed by the project.

Borrower: Shaoguan Angrui Environmental Technology Development Co., Ltd.

Legal representative (person in charge): Ma Xiongbing

Legal address: Room 317, F3, Lingjiao Enterprise Office Building, Huanggangling, Chongxia Management District, Longgui Town, Wujiang District, Shaoguan City.

Lender: Bank of Communications Co., Ltd. Shaoguan Branch (Branch)

Responsible person: Gao Yan

Address: Gongye Zhong Road No. 27, Wujiang District, Shaoguan City

The borrower has read through all the terms of the contract, and the lender has made a detailed explanation at the request of the borrower. When signing this contract, the borrower has no doubt or objection to all the contents, and understands the meaning of the terms of the contract, especially the clause marked with ▲▲ and its legal consequences.

Borrower (official seal)

Shaoguan Angrui Environmental Technology Development Co., Ltd.

Legal representative (responsible person) or authorized representative

(Signature or seal)

/s/ MA Xiongbing

Date of signature: August 29, 2019

Lender (unit seal)

Special Seal for Credit Business Contract of Shaoguan Branch of Bank of Communications Company Limited

Responsible person or authorized representative

(Signature or seal)

/s/ GAO Yan

Date of signature: August 29, 2019